Creating Value … … Delivering Solutions Michael Baker Corporation Third Quarter 2012 Earnings Call November 9, 2012 Exhibit 99.2

2 Revenue From Continuing Operations (in millions) $382.2 $452.2 $499.4 $538.4 $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 $500 $550 2010 2011 2012 First 9 Mos.

3 Operating Income - Continuing Operations (in millions) $18.7 $6.0 $22.3 $24.2 $0 $5 $10 $15 $20 $25 $30 2010 2011 2012 First 9 Mos.

4 Diluted EPS From Continuing Operations $1.38 $0.45 $1.60 $1.80 $0.00 $0.50 $1.00 $1.50 $2.00 2010 2011 2012 First 9 Mos.

We need to… Improve Performance Dramatically and Immediately Deliver Value to Shareholders 5

Focus on Improving Business Results
We completed a realignment of our operations to increase work sharing, enhance cross-selling and improve our utilization rate.
Management believes that the Company has addressed its strategic expansion needs with its acquisition of LPA in the Southeast and RBF in the West and Southwest.
The Company is focusing squarely on improving its operating results and management will not pursue additional major acquisitions at this time.
This will enable the Company’s management to solely concentrate all of its efforts on improving internal operations for the next 12 to 18 months.
Management will consult with the Board in the event that a potentially attractive acquisition opportunity is presented prior to expending significant resources on it.

Alternative Delivery Construction Management Oil & Gas Private Sector Work Organic Growth Strategy 7

Performance Improvement Plan (“PIP”)
Approximately $18-$20 Million in Cost Savings
Reductions in Force / Retirements
Overhead Reductions
Reduce Occupancy Costs
Reduce Travel Expenses
Reduce Other Miscellaneous SG&A Expenses
One-time cash costs in Q4 estimated at $1.0M
To be monitored by Board Committee

Dividend
$0.14 Quarterly Dividend
A $0.14 quarterly cash dividend would represent an
approximately 2.5% dividend yield.

9.7M Total Shares Outstanding
x $0.14 Quarterly Cash Dividend
$1.36M Quarterly Dividend to be paid in Cash
x 4
$5.44M Annual Cash Dividend

Share Repurchase Authorization
Board has authorized the repurchase of up to
$10.0M of the Company’s shares from time to time
in the open market or otherwise.
Parameters for repurchases to be set in
consultation with the Performance Improvement
Committee, but initially expect to repurchase shares
on an opportunistic basis if circumstances warrant
so doing.

Stock Ownership Guidelines
The Board adopts the following stock ownership
guidelines:
CEO – 5x Base Salary
CFO, CLO, COO, CPO, Transportation Market Leader
& Former RBF Co-CEOs – 3x Base Salary
Board of Directors – 4x Cash Retainer
Guidelines are to be met within five years

Summary
Redoubling our focus on improving business results
Not pursuing more major acquisitions at this time
Focusing squarely on organic growth opportunities
Cutting between $18-$20 million in costs in 2013
Initiating a quarterly dividend of $0.14/share
Authorizing a potential share repurchase of up to $10M
of our shares
Implementing stock ownership guidelines for Board and
top management

All in Order To …. Improve Performance Dramatically … and Immediately Deliver Value to Shareholders 13

Michael Baker Corporation Third Quarter 2012 Earnings Call November 9, 2012 Creating Value … … Delivering Solutions